Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 5, 2026
Registration Statement Nos. 333-278415 and 333-278415-01

** PRICING DETAILS ** VERIZON $1.65B DEVICE PAYMENT PLAN ABS (VZMT 2026-1)

Joint Bookrunners: SMBC Nikko (str), Barclays Capital, Citigroup, and Mizuho

Co-Managers: Deutsche Bank Securities, Cabrera Capital Markets LLC, US Bancorp

Capital Structure-

CL	$AMT(MM)	WAL	F/M**	ARD	L-FIN	Bench	Spread	Yield %	Cpn %	Px %
A-1A	1102.623	1.94	AAA/Aaa	02/22/28	02/20/31	I-CRV	+40	3.980%	3.94%	99.98608
A-1B	367.541	1.94	AAA/Aaa	02/22/28	02/20/31	SOFR30A	+40			100.00000
B	112.398	1.94	AA+/Aa1	02/22/28	02/20/31	I-CRV		RET
C	67.438	1.94	A+/Aa3	02/22/28	02/20/31	I-CRV	+90	4.480%	4.43%	99.98360

** Minimum Expected Ratings

-Transaction Details-
* Offering Size: $1.65B
* Registration: SEC Registered
* ERISA Eligible: Yes
* BBG Ticker: VZMT 2026-1
* Expected Ratings: Fitch / Moody's
* Expected Pricing: Priced
* Expected Settlement: 3/13/26
* First Payment Date: 4/20/26
* Pricing Speed: 100% PPC to Maturity
* Min Denoms: $1k x $1k
* RR Compliance: US-Yes, EU-No, UK-No
* Bill and Deliver: SMBC Nikko

-Available Information-
* Preliminary Prospectus: Attached
* Free Writing Prospectus: Attached

* IntexNet/CDI: Attached
> Dealname: smbcvzmt202601
> Password: 7VB7

* Roadshow: https://dealroadshow.com
> Entry Code (Case Sensitive): VZMT261
> Direct Link: https://dealroadshow.com/e/VZMT261

Identifiers:
CLASS CUSIP ISIN
A-1A 92348KFC2 US92348KFC27
A-1B 92348KFD0 US92348KFD00
B 92348KFE8 US92348KFE82
C 92348KFF5 US92348KFF57

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com.